                                                                     EXHIBIT 2.1


                                 AGREEMENT AMONG

(1)  PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED, AND PACIFICNET INC.
(2)  PACIFICNET YUESHEN (GUANGZHOU) TECHNOLOGY CO., LTD
(3)  GUANGZHOU YUESHEN ELECTRONIC TECHNOLOGY CO., LTD
(4)  SHANGHAI CLASSIC GROUP LIMITED
(5)  AVATAR TRADING LTD
(6)  LI, YANKUAN
(7)  WU, YIWEN

                     FOR THE SALE AND PURCHASE OF SHARES IN
                         SHANGHAI CLASSIC GROUP LIMITED


THIS AGREEMENT is made on April 12, 2004.

AMONG:

(1) PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED (Chinese Company Name "chinese characters here"), a company existing under the laws of the British Virgin Islands whose principal place of business is at Room 2710, Hong Kong Plaza, 188 Connaught Road West, Hong Kong. (hereafter referred as the "PURCHASER"). The Purchaser is a wholly owned subsidiary of PacificNet Inc. ("PACT"), a company incorporated under the laws of the State of Delaware in the United States of America whose principal office is situate at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121-1575, the United States of America, the shares of which are listed on the NASDAQ stock exchange in the United States of America under the trading symbol of "PACT".

(2) PACIFICNET YUESHEN (GUANGZHOU) TECHNOLOGY CO., LTD (Chinese Company Name "chinese characters here"), a company incorporated in Guangzhou, China whose principal place of business is No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China (hereinafter referred to as the "COMPANY");

(3) GUANGZHOU YUESHEN ELECTRONIC TECHNOLOGY CO., LTD (Chinese Company Name "chinese characters here"), a company incorporated in Guangzhou, China whose principal place of business is at No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China (hereinafter jointly referred to as the "SHAREHOLDER COMPANY");

(4) SHANGHAI CLASSIC GROUP LIMITED, a company existing under the laws of the British Virgin Islands whose principal place of business is No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China and (hereinafter referred to as the "HOLDING COMPANY");

(5)    LI, YANKUAN AIN (PRC ID: 440112195706120967), WU, YIWEN IAOAIA (PRC ID:
       440106196412220919), and GUANGZHOU YUESHEN ELECTRONIC TECHNOLOGY CO., LTD (Chinese Company Name "(chinese characters here"), a company Incorporated in Guangzhou, China whose principal place of business is at No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China (hereinafter jointly referred to as the "WARRANTOR"); and

(6) LI, YANKUAN AIN and AVATAR TRADING LTD, a company existing under the laws of the British Virgin Islands whOSE principal place of business is No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China (hereinafter jointly referred to as the "SELLER").

WHEREAS:

A. The Company is a private company incorporated under the laws of the People's Republic of China whose principal place of business is No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China

B. The Shareholder Company has an authorized capital of RMB 1,030,000, representing the entire capital of the Company (the "SHARES"), and is beneficially owned by shareholder as set out in Part I of Schedule 1.

C. The Shareholder Company owns an operation that engages in the wholesale and retail of phone cards in China with the People's Republic of China Registered Trademark RenWoXing ("(Y)oss.U|ae"), the domain name ysrwx.com, and other liceNSEs to resell 263 and other Internet dialup accounts and board-band Internet accounts. (the "Business");

D. The Holding Company owns 51% of the Company, whereas the Shareholder Company owns 49% of the Company. Li, YanKuan and Wu, YiWen owns 80% and 20% of the Shareholder Company, respectively. The Seller Li, YanKuan and Avatar Trading Ltd owns 60% (=51/85) and 40% (=34/85) of the Holding Company, respectively.

E. The Holding Company wish to sell to the Purchaser, and the Purchaser wishes to purchase from Holding Company, 100% of the shares of Holding Company (the "SALE SHARES"), and the Holding Company agrees to subscribe from the Company the Subscription Shares (details of which are set out in Part III of Schedule 1) all upon the terms and subject to the conditions set forth herein.

F. The Purchaser requires the Warrantor to give such representations, warranties, covenants and undertakings as are set out herein as a condition to the Purchaser's entry into this Agreement.

            NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:


1.     INTERPRETATION

1.1 The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

2.2 In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

"BVI"                    The British Virgin Islands;

"COMPLETION"             completion of the sale and purchase of the Sale Shares
                         in accordance with Clause 5 of this Agreement;

"COMPLETION DATE"        April 30, 2004 on or before 6 p.m. Beijing Time (or
                         such later date as the parties shall agree in writing);

"CONDITIONS"             the conditions contained or referred to in Clause 4;

"CONSIDERATION"          the consideration payable for the sale and purchase of
                         the Sale Shares to the Holding Company pursuant to Clause 3 [as adjusted by clause 6];

"HONG KONG"              Hong Kong Special Administrative Region of the PRC;

"HK$"                    Hong Kong dollars

"RMB"                    Chinese Renminbi

"PACT SHARES"            Ordinary shares of PACT;

"PRC"                    People's Republic of China;

"SALE SHARES"            the 85 ordinary shares of US$1.00 each in the capital
                         of the Holding Company being held by the Seller and such shares being beneficially owned by and registered in the name of the Seller in the proportions inter se set out in Part III of Schedule 1;

"SUBSCRIPTION SHARES"    the 1,020,000 ordinary shares of RMB1.00 each in the
                         capital of the Company being 51% of entire issued share capital of the newly registered Company to be issued to the Holding Company;

 "US$"                   United States dollars;

"UNITED STATES"          United States of America;


1.3 Words and phrases (not otherwise defined in this Agreement) the definitions of which are contained or referred to in the Companies Ordinance (Cap. 32) shall be construed as having the meanings thereby attributed to them.

1.4 References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively as modified (on or before the date hereof) or re-enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof and shall include references to any repealed ordinance or provisions thereof which has been so re-enacted (with or without modifications).

1.5 The headings are for convenience only and shall not affect the construction of this Agreement.

1.6 All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.

1.7 Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.8 Reference to clauses, sub-clauses, paragraphs and schedules are (unless the context requires otherwise) to clauses, sub-clauses, paragraphs and schedules of this Agreement.

1.9 The expressions the "Holding Company", the "Company", the "Seller" and the "Purchaser" shall unless the context requires otherwise shall include their successors, personal representatives and permitted assigns.

1.10   The schedules and appendices form part of this Agreement.


2.     SALE OF SHARES

2.1 Subject to the terms of this Agreement the Seller shall sell as beneficial owner and the Purchaser (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) shall purchase the SALE SHARES free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to it including all rights to any dividends or other distribution declared paid or made in respect of them after the date of this Agreement.

2.2 The Sale Shares shall be allotted and issued fully paid, and shall rank pari passu in all respects among themselves and with the Shares in issue on the date of allotment and issue, including the right to receive all dividends, distributions and other payments made or to be made the record date for which falls on or after the date of such allotment and issue.

3.     CONSIDERATION

3.1 The Consideration below for the Sale Shares of the Holding Company shall be settled in accordance with the following provisions that the Purchaser will pay the Seller:

       a) USD $616,195 (approximately RMB 5,100,000 using exchange rate of 1USD= 8.27660 RMB) in payable in PACT Shares: equivalent to 106,240 Restricted PACT Shares (the "Escrow Shares") based on a valuation of $5.80 per PACT share, payable to LI, YANKUAN or her nominee(s) for 51 out of a total of 85 Sale Shares, in accordance with the following:
              o Within 30 days of the signing of this agreement, PURCHASER shall deliver to the Escrow Agent (designated by the Purchaser) the Escrow Shares, to be held under the terms of an escrow agreement to be entered into with the Escrow Agent, being the remaining payment of the purchase consideration

              In exchange, LI, YANKUAN will transfer to the Purchaser 51 out of a total of 85 outstanding shares of the Holding Company, and;

              b) USD $338,303.17 (approximately RMB 2,800,000 using exchange rate of 1USD= 8.27660 RMB) payable to Avatar Trading Ltd for 34 out of a total of 85 Sale Shares within 30 days after the Completion as defined in Clause 5 of this Agreement. In exchange, Avatar Trading Ltd will transfer to the Purchaser 34 out of a total of 85 outstanding shares of the Holding Company, and;

              c) USD $241,645.12 (approximately RMB 2,000,000 using exchange rate of 1USD= 8.27660 RMB) payable to the Company through the Holdings Company for the Subscription Shares within 30 days after the Completion as defined in Clause 5 of this Agreement, and;

              d) A Common Stock Purchase Warrant to purchase 50,000 shares ("Warrant Shares") of PACT Common Stock, par value $0.0001 per share. The purchase price of one share of Common Stock (the "Exercise Price") under this Warrant shall be the 5-Day Volume Weighted Average Price of the common stock of PACT before the signing date of this Agreement, exercisable within 3 years from the date of issuance.

3.2    In the event that:

       (a) the Purchaser fails to receive any required regulatory approvals by the SEC, NASDAQ, or fails to receive the approval of the Shareholders of PACT if required; or
       (b) the conditions set out in Clause 5 shall not have been fulfilled by the Completion Date or such other date as the parties hereto may agree in writing; or
       (c) the transaction is not completed for any reason by April 30, 2004, or if the;

           the Escrow Agreement shall provide that the Escrow Shares shall be returned to the Purchaser within ten (10) days following the date on which the Purchaser rescinds this Agreement.

3.3    Escrow Arrangement for Consideration Shares

     Warrantor hereby agrees and acknowledges that the total Consideration payable by PACT is based on Warrantor's warranty in respect of the Net Income of the Company as described in this section. In this regard Warrantor hereby agrees to allow the Purchaser to appoint the Escrow Agent upon the terms of the Escrow Agreement in the agreed terms to hold all the Escrow Shares to be issued in accordance with the Escrow Agreement and this Agreement on Completion and Warrantor undertakes that it shall not either sell, transfer, charge, encumber, grant options over or otherwise dispose of, or of any legal or beneficial interest in any of the Consideration Shares until such part of the Consideration Shares are released by the Escrow Agent to Warrantor in accordance with the following schedule :


      -------------------------------------------------------- ---------------- ---------------------------------
      Release Date                                             Number of        Release Criteria based on
      (If receiving funds by April 5, 2004, assuming receipt   Shares to be     Accumulated Net Income
      by PACT Auditors of certification that the auditor's     Released
      review relating to Company and its business is
      acceptable and can be consolidated into PACT's audited
      accounts, balance sheet and financial statements, in
      accordance with the US GAAP.)
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.1.  45 days after closing.                           26,560
                                                               restricted
                                                               PACT Shares
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.2. Within 30 days from the receipt of the            26,560           Company has achieved Net Income
      Auditors certification of the Net Income for the 9       restricted       for the 9 months ending on months
      ending on September 30, 2004.                            PACT Shares      September 30, 2004 not less than
                                                                                RMB 800,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.3. Within 30 days from the receipt of the            26,560           Company has achieved Net Income
      Auditors certification of the Net Income for the 12      restricted       for the 12 months ending on
      months ending on December 31, 2004.                      PACT Shares      December 31, 2004 not less than
                                                                                RMB 1,300,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      3.3.4. Within 30 days from the receipt of the            26,560           Company has achieved Net Income
      Auditors certification of the Net Income for the 3       restricted       for the 12 months ending on
      months ending on March 31, 2005.                         PACT Shares      December 31, 2004 plus the 3 months
                                                                                ending on March 31, 2005 not less
                                                                                than RMB 1,800,000.
      -------------------------------------------------------- ---------------- ---------------------------------
      TOTAL NUMBER of PACT Shares to be released from the      106,240          Company will be entitled to the
      Escrow                                                   restricted       entire escrow shares if it has
                                                               PACT Shares      achieved Net Income for the 12 months
                                                                                ending on December 31, 2004 plus the 3
                                                                                months ending on March 31, 2005 not
                                                                                less than RMB 1,800,000
      -------------------------------------------------------- ---------------- ---------------------------------

         Purchaser agrees that on the relevant release date (as referred to in the above schedule) LI, YANKUAN or her nominee(s) will collect the relevant portion of the Escrow Shares from the Escrow Agent (if the Release Criteria has been met).


3.4    Net Income Warranty By Warrantor and Penalty

         3.4.1    Warrantor warrants, represents and undertakes that:
                  (i) the total Net Income for the 12 months ending on December 31, 2004 plus the 3 months ending on March 31, 2005 ("First Term") will not be less than RMB 1,800,000.
                  (ii) the total Net Income for the 12 months ending on December 31, 2004 plus the 3 months ending on March 31, 2005 ("First Term") will not be less than RMB 2,500,000, if the Company receives the short-term credit-line bank facility of RMB 10,000,000 by September 1, 2004.
                  (iii) the total Net Income of COMPANY for the period from April 1, 2005 to March 31, 2006 ("Second Term") will not be less than RMB 3,500,000.

         3.4.2 PENALTY IN CASE OF SHORTFALL OF NET INCOME BELOW RMB 1,800,000 FOR THE PERIOD 12 MONTHS AFTER RECEIVING FUNDS: In the event that Company produces only a portion of the annual Net Income warranted by Warrantor for the 12 months after receiving funds, then Seller shall return to Purchaser the number of PACT shares equivalent to the dollar amount of the shortfall of the Net Income divided by US$5.80 (the original per share price of the PACT stock at the closing).

3.5 Purchaser will not object to the Company to apply for a short-term credit-line bank facility of RMB 10,000,000.

3.6 USE OF PROCEEDS: Shareholder Company will pay back RMB 3,000,000 of third party loan within 6 months after closing of the transaction. The remaining cash from Purchaser to Company will be used for general operation mainly to acquire calling cards in bulk from China Telecom, China Mobile, and China Unicom. Purchaser will appoint financial controller to Company.

3.7 In case of any stock split or reverse stock split by PACT, the number of PACT shares to be issued, awarded, or returned will be adjusted according to the stock split ratio.

3.8    Option Agreement for the Purchaser to Maintain 51% Ownership:

       All parties hereby agree that upon Completion, the Company and Shareholder Company shall immediately grant an option or warrant to the Purchaser to purchase additional shares at the same price and consideration as in Clause 3.1 of this Agreement, in order for the Purchaser (and subsequent Holding Company) to maintain a 51% ownership in the Company and Shareholder. Such option or warrant shall be immediately exercisable upon any dilution caused by any new issuance of shares by the Company and Shareholder Company for the purpose of fund raising, private placement, public offering, or other corporate activity.


4      CONDITIONS

4.1    Any of the obligation of Purchaser hereunder is conditional upon:

4.1.1 the Purchaser being satisfied in its sole and absolute discretion with the results of a legal and financial due diligence review to be conducted by it on the Holding Company and the Company;

4.1.2 if required, the relevant stock exchange, government and securities authority and regulator in the United States granting listing of the PACT Shares to be issued herein;

4.1.3 if required, a resolution at a meeting of the Directors of PACT approving this Agreement, the purchase of the Sale Shares, creating and giving authority for the issue of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT's articles of association and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

4.1.4 if required, the shareholders of PACT at a meeting of shareholders approving this Agreement, the purchase of the Sale Shares, creating and giving authority for the issue of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT's articles of association and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

4.1.5 all amounts outstanding to the Seller by the Holding Company and the Company have been either repaid to the Holding Company and the Company or otherwise waived; and

4.1.6 the Purchaser being satisfied that the accounts of the Holding Company and the Company can be consolidated into PACT's audited financial statement, including balance sheet and income statements in accordance with the US GAAP.

4.2 The Seller, the Holding Company, and the Company undertakes to disclose in writing to the Purchaser anything which will or may prevent any of the conditions from being satisfied at or prior to Completion, as applicable, immediately upon the Seller and/or the Holding Company and/or the Company becoming aware of such a situation.

4.3 From the date of this Agreement until Completion, except for the transactions described herein or otherwise with the prior written consent of the Purchaser:

         (a) The Warrantor warrants and undertakes that they will cause the Holding Company and the Company to:

                  (i) conduct its Business in the ordinary course and consistent with past practices;

                  (ii) use its best efforts to maintain in full force and effect the existence of the Holding Company and the Company;

                  (iii) promptly and timely prepare and file any financial reports and franchise tax returns and pay all taxes and assessments, if any, required to maintain the existence of the Holding Company and the Company;

                  (iv) keep records in which true and correct entries will be made of all material transactions by and with the Holding Company and the Company;

                  (v) duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

                  (vi) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Holding Company and the Company unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

                  (vii) at all times comply with the provisions of all contracts, agreements and leases to which the Holding Company and the Company is a party, unless contested in good faith by appropriate proceedings with the consent of the Purchaser; and

                  (viii) to use best endeavors to procure that the employees of the Holding Company and the Company at the date of this Agreement remain and continue as employees after completion;

         (b) The Warrantor warrants and undertakes to cause the Holding Company and the Company not to:

                  (i)      modify its [Memorandum or Articles of Association]
                           [Bylaws];

                  (ii)     cause or permit its liquidation or dissolution;

                  (iii) institute, or permit to be instituted against it, any proceeding, which remains undismissed for a period of [30] days after the filing thereof, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for it or for any substantial part of its property;

                  (iv) make a general assignment for the benefit of its creditors;

                  (v) except as agreed in this Agreement, declare or pay any dividend or make any distribution to any of its shareholders;

                  (vi) issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock (whether authorized but unissued or held in treasury);

                  (vii) effect any stock split, reclassification or combination;

                  (ix) modify its agreements and other obligations with respect to its long-term indebtedness, including but not limited to its loan agreements, indentures, mortgages, debentures, notes and security agreements;

4.4 Until Completion, the Warrantor, the Holding Company and the Company shall procure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Holding Company and the Company, as the Purchaser shall request. The Holding Company and the Company will assist the Purchaser's auditor to complete the audit report of the Holding Company and the Company in accordance with the US GAAP by April 30, 2004.

4.5 The Warrantor warrants, represents and undertakes that there shall have been no Material Adverse Change in the assets or the business, prospects, financial condition or results of operations of the Holding Company and the Company.

4.6 The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Seller, the Holding Company and the Company if prior to Completion it appears that any of the Warranties is not or was not true and accurate in all respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any material non fulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

5        COMPLETION

5.1 Subject to the terms of this Agreement and subject to the approval of the board of directors of the Purchaser, Completion shall take place pursuant to this clause at the offices of the Purchaser's Legal Counsel on the Completion Date.

5.2    Upon Completion the Seller and the Holding Company shall:

         (a)      deliver to the Purchaser:

                  (i) duly completed and signed transfers of the Sale Shares by the registered holders thereof in favor of the Purchaser or as it may direct together with the relative bought/sold notes and share certificates;

                  (ii) duly completed, executed and validly issued share certificates of the Sale Shares in favor of the Purchaser or as it may direct;

                  (iii) certified true copies of the minutes of meetings of the Holding Company's board of directors and shareholders approving the transfer, assignment and allotment of the Sale Shares to the Purchaser;

                  (iv) certified true copies of the minutes of meetings of the Holding Company Shareholder's board of directors and shareholders approving this Agreement and all matters herein contemplated and the transfer and assignment of its Sale Shares to the Purchaser.


6      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1 The Holding Company, Shareholder Company, Seller, and the Warrantor jointly and severally, represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that:

       6.1.1 each of the Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Completion Date;

       6.1.2 the Holding Company, Shareholder Company and the Seller have and will have full power and authority to enter into and perform this Agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

       6.1.3 the Sale Shares will constitute 100 percent of the entire issued and allotted capital of the Holding Company on a fully diluted basis,

       6.1.4 the Holding Company owns 51 percent of the entire issued and allotted capital of the Company on a fully diluted basis;

       6.1.5 there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by any of the Seller in favor of any third party in respect of any shares in the Company or the Holding Company;

       6.1.6 there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Sale Shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

       6.1.7 the Seller will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party;

       6.1.8 the Seller is an "accredited investor" as defined pursuant to Regulation D of the Securities Act of 1933, as amended. The Seller acknowledges that the Escrow Shares have not been registered and are "restricted securities";

       6.1.9 the Company listed in Part I of Schedule 2 are all the present subsidiaries of the Holding Company and the Shareholder Company;

       6.1.10 the information in Schedule 2 relating to the Holding Company and the Company is true and accurate in all respects;

       6.1.11 the Holding Company is the 51% beneficial owner the shares in the Company free from any encumbrance, and the Seller is the 100% beneficial owner the shares in the Holding Company free from any encumbrance;

       6.1.12 the contents of the Disclosure Letter and of all accompanying documents are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate;

       6.1.13 each of the Holding Company and the Subsidiary are duly incorporated and validly existing in its relevant jurisdiction of incorporation;

       6.1.14 the Seller, the Company, the Shareholder Company and the Warrantor will transfer from Shareholder Company to the Company all assets, contracts, business operations, human resources, government licenses, trademarks, logos, and intellectual properties subtracting all liabilities and obligations for a consideration of RMB 1.

7      RESTRICTIONS

7.1 The Seller, the Company, and the Warrantor undertakes to the Purchaser that they shall not without the prior written consent of the Purchaser for a period of 2 years after Completion either solely or jointly with or on behalf of any other person, firm, company, trust or otherwise whether as director, shareholder, employee, partner, agent or otherwise:

       (a) carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on a stock exchange in Hong Kong, PRC, and USA or elsewhere held by way of investment only) in any business which shall be in competition within Hong Kong, PRC, and USA with the Company or its subsidiaries in the current business of the Company;

       (b) solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries any employee, officer, manager, consultant (including employees who are directors) of the Company or its subsidiaries or any persons whose services are otherwise made available to the Company or its subsidiaries;

       (c) deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by the Company or its subsidiaries any person, firm or company who at Completion or within two years prior to Completion was a customer, supplier, client, representative, agent of or in the habit of dealing under contract with the Company or the Subsidiaries;

7.2 The Seller, the Company, and the Warrantor further undertake to the Purchaser that:

       (a) they will not at any time hereafter make use of or disclose or divulge to any person other than to officers or employees of the Company whose province it is to know the same any information relating to the Company or the subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

       (b) they will not at any time hereafter in relation to any trade, business or company use a name, or internet domain name including the word [or symbol, or logo design] RenWoXing ("(Y)oss.U|ae") or any similar word [or symBOL] in such a way as to be capable of or likely to be confused with the name of the Company [or any subsidiary] and shall use all reasonable endeavors to procure that no such name shall be used by any person, firm or company with which [it is/they are] connected;

       (c) they will procure that its subsidiaries, holding company and any other affiliated companies and its employees will observe the restrictions contained in this Clause 7;

       (d) they shall not do anything which might prejudice the goodwill of the Company or its subsidiaries.

7.3 Each and every obligation under this clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this clause and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

7.4 The restrictions contained in this clause 7 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.5    Nothing in this Clause 7 shall apply to:

       (a) the continuing involvement or any involvement by any of the Seller, the Company, and the Warrantor in any business in which he is on the date of this Agreement directly or indirectly interested; or

       (b) the direct or indirect holding of any securities listed on a recognized stock exchange where the total voting rights exercisable at general meetings of the company concerned as represented by such holding do not exceed 10 per cent of the total voting rights attaching to the securities of the same class as that held by the Seller, the Company, and the Warrantor; or

       (c) the holding by the Seller, the Company, and the Warrantor of any securities of any member of the Group; or

       (d) the use or disclosure of any information in the public domain (otherwise than in consequence of any breach by any of the Seller, the Company, and the Warrantor of any provisions of this Agreement).

8      RIGHT OF FIRST REFUSAL

8.1 Before any shares in the Company may be sold or otherwise transferred or disposed of by any of the Shareholders of the Company ("Selling Shareholder", including but not limited to the Seller), the Purchaser shall have a right of first refusal ("Right of First Refusal") to purchase such shares ("Offered Securities") in accordance with Clauses (8.2) and (8.3) below.

8.2 Before the transfer or disposal of any Offered Securities, the Selling Shareholder shall deliver to the Purchaser and the Company a written notice ("Transfer Notice") stating :-

       (a) the Selling Shareholder's intention to sell or otherwise dispose of such Offered Securities;
       (b) the name of each proposed purchaser or other transferee (a "Proposed Transferee");
       (c) the number of Offered Securities to be transferred to each Proposed Transferee; and
       (d) the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities to the Proposed Transferee ("OFFERED PRICE").

       The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the Proposed Transferee(s) and in good faith believes a binding agreement for the Disposal is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed disposal. The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities to the Purchaser.

8.3 The Purchaser shall have a right, upon notice to the Selling Shareholder at any time within 15 calendar days after receipt of the Transfer Notice, to purchase all, any or a portion of such Offered Securities at (a) such price per share of the Offered Securities as (i) determined by an independent international appraiser experienced in the valuation of such shares and business of the Company as chosen by the Purchaser or (ii) the Offered Price, which ever shall be lower ("Purchaser Offer Price"); and
       (b) upon the same terms (or as similar as reasonably possible), upon which the Selling Shareholder is proposing or is to dispose of such Offered Securities, save the sale/purchase price shall be the Purchaser Offer Price, and the Selling Shareholder shall, upon receipt of the notice of purchase from the Purchaser, sell such Offered Securities to the Purchaser pursuant to such terms, with such closing to take place within 45 calendar days after delivery of the Transfer Notice ("Purchase Right Period").

8.4 If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Purchaser, then after expiry of the Purchase Right Period, the Selling Shareholder may sell or otherwise transfer or dispose of such Offered Securities which have not been purchased by the Purchaser at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within 45 days after the expiry of Purchase Right Period, and provided further that the Proposed Transferee agrees in writing that the provisions of this Agreement and any shareholder's agreement between the Purchaser and the Seller regulating their respective rights within the Company (if any) shall continue to apply to the Offered Securities that are transferred to the Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee within such 45 day period, such Selling Shareholder will not transfer or dispose of any Offered Securities unless such securities are first re-offered to the Purchaser in accordance with Clauses (8.2) and (8.3) above.

Notwithstanding the procedures set forth above, if one Party wishes to transfer its ownership shares to its affiliate, the other Party shall promptly give consent to such proposed transfer and waive the right of first refusal. "Affiliate" shall mean any company which, through ownership of voting stock or otherwise, is controlled by, under common control with, or in control of, a Party; "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the beneficial interests in the capital in the case of a business entity other than a corporation.

9      BOARD OF DIRECTORS, OPERATION AND MANAGEMENT

9.1 The board of directors of the Company shall be the highest authority of the Company and shall determine all major issues of the Company.

9.2 The board of directors of the Company shall be nominated by the shareholders and composed of Five (5) directors, 3 directors and the Company Legal Representative to be nominated by Purchaser and 2 directors to be nominated by the Shareholder Company.

9.3 The board of directors shall meet at least once every quarter. A Board meeting may be called by any director.

9.4 The Company shall establish an operation and management structure to be responsible for the daily operation and management of the Company. The Company officers shall include one (1) General Manager, one (1) Vice General Manager, and one Chief Financial Officer.

9.5 The task of the General Manager shall be to carry out the various resolutions of the board of directors of the Company and organize and direct the daily operation and management of the Company. The operation and management structure may consist of certain departments, the managers for which shall be responsible for the work of the relevant departments, handle matters delegated by the General Manager and the Vice General Manager, and report to the General Manager and the Vice General Manager.

9.6 In the event of graft or serious dereliction of duty, the General Manager and the Vice General Manager may be removed and replaced by the board of directors of the Company with a resolution at any time.

10     INDEMNITY

The Seller and the Warrantor will indemnify and will keep indemnified and save harmless the Purchaser (for itself and as trustee for the Holding Company from and against any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any Warranties or covenants or the inaccuracy of any representation of the Seller or the Warrantor contained or referred to in this Agreement or in any agreement, instrument or document delivered by or on behalf of the Seller or the Warrantor in connection therewith including, but not limited to, any dimunition in the value of the assets of and any payment made or required to be made by the Purchaser or the Holding Company or any Subsidiary and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this clause 9 shall be without prejudice to any other rights and remedies available to the Purchaser;

11     COSTS

The Purchaser shall pay for all the due diligence costs, not exceeding HK$50,000, including auditing and valuation appraisal costs, fairness opinion letter, legal costs, and expenses and other incidental costs and disbursements in relation to the negotiations leading up to the purchase of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement. The costs exceeding the amount of HK$50,000 shall be borne equally by the Seller and the Purchaser.

12     COMPLETE AGREEMENT

This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variations to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

13     SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

14     COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document and all such counterparts shall constitute one and the same instrument.

15     NOTICES

Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties) :

           To the Purchaser  :
           Victor Tong, President
           PacificNet Strategic Investment Holdings Limited and PacificNet Inc. Room 2710, Hong Kong Plaza, 188 Connaught Road West, Hong Kong.
           Tel: +852-28762900
           Fax: +852-28590900

           To the Company:
           Attn:      Ms. Li, YanKuan, CEO & President
                      PacificNet Yueshen (Guangzhou) Technology Co., Ltd ("chinese characters here")
           No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China

           To the Shareholder Company:
           Attn:      Ms. Li, YanKuan, CEO & President
                      Guangzhou Yueshen Electronic Technology Co., Ltd ("chinese characters here")
           No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China

           To the Holding Company and the Seller:
           Attn:      Ms. Li, YanKuan, Director
           Attn:      Ms. Li, YanKuan, Director, Avatar Trading Ltd
           No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China

           To the Warrantor:
           Attn:      Ms. Li, YanKuan
                      Mr. Wu, YiWen IaOaIA
           No 602 FL6 Huagong Building 808 East Dongfeng Road Guangzhou Guangdong 510080, China

16     SETTLEMENT OF DISPUTES

16.1 The formation of this Agreement and its Appendices and related agreements, and the validity, interpretation, performance and settlement of disputes thereof shall be governed by the laws of the Hong Kong SAR.

16.2 Any disputes arising out of or in connection with this Agreement shall be resolved through friendly consultations by the Parties; if no agreement can be reached through consultations within thirty (30) days after the occurrence of such dispute, either Party shall have the right to submit such dispute to the International Economic and Trade Arbitration Commission Hong Kong Branch for arbitration in Hong Kong in accordance with its procedures of arbitration. The arbitral award shall be final and binding upon both Parties.

17     GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.



            IN WITNESS WHEREOF, each of the Purchaser, the Holding Company, the Company, the Seller, and the Warrantor has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.


THE PURCHASER:  PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED AND
                PACIFICNET INC.


                        By:          /s/ Tony Tong
                                     ------------------------------------------
                        Name:        Tony Tong
                        Title:       CEO


THE COMPANY:  PACIFICNET YUESHEN (GUANGZHOU) TECHNOLOGY CO., LTD
              ("chinese characters here")


                        By:          /s/ Li, YanKuan
                                     ------------------------------------------
                        Name:        Ms. Li, YanKuan
                        Title:       President & CEO


                        By:          /s/ Wu, YiWen
                                     ------------------------------------------
                                     ------------------------------------------
                        Name:        Mr. Wu, YiWen
                        Title:       Chairman


THE SHAREHOLDER COMPANY:  GUANGZHOU YUESHEN ELECTRONIC TECHNOLOGY CO., LTD
                          ("chinese characters here")


                        By:          /s/ Li, YanKuan
                                     ------------------------------------------
                        Name:        Ms. Li, YanKuan
                        Title:       President & CEO


                        By:          /s/ Wu, YiWen
                                     ------------------------------------------
                        Name:        Mr. Wu, YiWen
                        Title:       Chairman

THE HOLDING COMPANY (Shanghai Classic Group Limited) AND THE SELLER:


                        By:          /s/ Li, YanKuan
                                     ------------------------------------------
                        Name:        Ms. Li, YanKuan

                        By:          /s/ Li, YanKuan
                                     ------------------------------------------
                        Name:        Ms. Li, YanKuan
                                     AVATAR TRADING LTD

THE WARRANTOR:

                        By:          /s/ Li, YanKuan
                                     ------------------------------------------
                        Name:        Ms. Li, YanKuan

                        By:          /s/ Wu, YiWen
                                     ------------------------------------------
                        Name:        Mr. Wu, YiWen

       SCHEDULE 1

       PART I
       THE COMPANY SHAREHOLDERS AND SHARES

Company Name:  PacificNet Yueshen (Guangzhou) Technology Co., Ltd
               ("chinese characters here")

Name of Shareholder (2)             Percentage of Shares held by the Shareholder
-----------------------             --------------------------------------------
Guangzhou Yueshen Electronic        49%
Technology Co., Ltd
("chinese characters here")
Shanghai Classic Group Limited      51%

       PART II
       THE SHAREHOLDER COMPANY SHAREHOLDER AND SHARES

Company Name:  Guangzhou Yueshen Electronic Technology Co., Ltd
               ("chinese characters here")

Name of Shareholder (2)             Percentage of Shares held by the Shareholder
-----------------------             --------------------------------------------
Li, YanKuan                         80%
Wu, YiWen                           20%

       PART III
       THE HOLDING COMPANY SHAREHOLDERS AND SHARES

Company Name:  SHANGHAI CLASSIC GROUP LIMITED

Name of Shareholder (2)            Number of Shares held by the Shareholder (85)
-----------------------            ---------------------------------------------
Li, YanKuan                        51
Avatar Trading Ltd                 34

                                                       Li, YanKuan
PacifcNet, Inc. ("PACT") [USA]                         Wu, YiWen
PacificNet Strategic Investment Holdings Limited           |
|                                                          |100%
| 100%                                                     |
|                                                 Guangzhou Yueshen Electronic
Shanghai Classic Group Limited [BVI]              Technology Co., Ltd.
|                                                          |
| 51%                                                      |49%
|                                                          |
PacificNet Yueshen (Guangzhou)<----------------------------
Technology Co., Ltd.

       SCHEDULE 2

       PART I
       THE COMPANY


NAME                       :    PacificNet Yueshen (Guangzhou) Technology
                                Co., Ltd
                                ("chinese characters here")

INCORPORATED IN            :    People's Republic of China

AUTHORIZED SHARE CAPITAL   :    2,000,000 RMB

NO. ISSUED SHARES          :    2,000,000 SHARES
NOMINAL SHARE VALUE        :    1 RMB
ISSUED SHARE CAPITAL       :    2,000,000 RMB

REGISTERED OFFICE          :    No 602 FL6 Huagong Building 808 East Dongfeng
                                Road
                                Guangzhou Guangdong 510080, China

BENEFICIAL SHAREHOLDERS    :    Guangzhou Yueshen Electronic Technology Co., Ltd
                                ("chinese characters here")
                                Shanghai Classic Group Limited


REGISTERED SHAREHOLDERS    :    Guangzhou Yueshen Electronic Technology Co., Ltd
                                ("chinese characters here")
                                Shanghai Classic Group Limited

DIRECTORS                  :    Li, YanKuan
                                Wu, YiWen

       PART II
       THE SHAREHOLDER COMPANY


NAME                       :    Guangzhou Yueshen Electronic Technology Co., Ltd
                                ("chinese characters here")

INCORPORATED IN            :    People's Republic of China

AUTHORIZED SHARE CAPITAL   :    1,030,000 RMB

NO. ISSUED SHARES          :    1,030,000 SHARES
NOMINAL SHARE VALUE        :    1 RMB
ISSUED SHARE CAPITAL       :    1,030,000 RMB

REGISTERED OFFICE          :    No 602 FL6 Huagong Building 808 East Dongfeng
                                Road
                                Guangzhou Guangdong 510080, China

BENEFICIAL SHAREHOLDERS    :    Li, YanKuan
                                Wu, YiWen


REGISTERED SHAREHOLDERS    :    Li, YanKuan
                                Wu, YiWen

DIRECTORS                  :    Li, YanKuan
                                Wu, YiWen

       PART III
       THE HOLDING COMPANY

NAME                       :    Shanghai Classic Group Limited

INCORPORATED IN            :    British Virgin Islands

AUTHORIZED SHARE CAPITAL   :    US$50,000.00

NO. ISSUED SHARES          :    85 SHARES
NOMINAL SHARE VALUE        :    US$1
ISSUED SHARE CAPITAL       :    US$85

REGISTERED OFFICE          :    Beaufort House
                                P.O. Box 438, Road Town,
                                Tortola, British Virgin Islands

BENEFICIAL SHAREHOLDERS    :    Li, YanKuan
                                Avatar Trading Ltd


REGISTERED SHAREHOLDERS    :    Li, YanKuan
                                Avatar Trading Ltd

DIRECTORS                  :    Ms. Li, YanKuan

SCHEDULE 3

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Confidentiality and Non-Competition Agreement (the "Agreement") is made as of this 1st day of December 2003 ("Effective Date") by and between PacificNet Yueshen (Guangzhou) Technology Co., Ltd ("chinese characters here") and Guangzhou Yueshen Electronic Technology Co., Ltd ("chinese characters here")(the "Company") and Li, YanKuan and Wu, YiWen (the "Director"). The Company and the Director are hereinafter referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, the Director is a member of the Company's board of directors, and also a principal shareholder of most of the related entities of the Company in China (excluding the Company's subsidiaries) (collectively, the "Related Chinese Entities");

WHEREAS, both the Director and the Company expressly acknowledge and agree that the sole purpose of the Related Chinese Entities is to further the business purposes of the Company; and

WHEREAS, in light of the Director's fiduciary relationship with the Company and in consideration for the Director's agreement to enter into this Agreement with the Company, the Company has assisted and will assist in the capitalization and operation of the Related Chinese Entities.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth below, the Parties agree as follows:

I. CONFIDENTIALITY

1.1 The Director shall keep secret and shall not at any time use for Director's own or any third party's advantage, or reveal to any person, company, organization or any other entity, and shall use the Director's best endeavors to prevent the publication or disclosure of, any and all Confidential Information (as defined below).
1.2 If the Director breaches his obligation of confidentiality hereunder, the Director shall be liable to the Company for all damages (direct or consequential) incurred as a result of the Director's breach.
1.3 The restrictions in this Article I shall not apply to any disclosure or use authorized by the Company or required by law.
1.4 "Confidential Information" shall mean information relating to the business, customers, products and affairs of the Company (including without limitation, marketing information) deemed or treated confidential by the Company, or which the Director knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, technology, technical data, financial information and know-how relating to the business of the Company.
1.5 For purposes of Articles I and II of this Agreement, the Company shall include all subsidiaries of the Company as well as the Related Chinese Entities.

II. NON-COMPETITION

2.l The Director agrees that he shall not engage in any business directly competitive with that carried on by the Company, provided that nothing in this clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company, any part of which is listed or dealt in on any stock exchange or recognized securities market anywhere, and the Director shall notify the Company in writing of his interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

2.2 In consideration of the Company's assistance in the capitalization and operation of the Related Chinese Entities, the Director hereby agrees that during the period he is a shareholder of any of the Related Chinese Entities and for a period of two (2) years following the termination of this Agreement:
(a) Director shall not approach clients, customers, suppliers or contacts of the Company or other persons or entities introduced to Director in Director's capacity as a director or shareholder of the Company for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and such persons and/or entities;
(b) unless expressly consented to by the Company, Director will not provide services as a director or otherwise for any competitor of the Company in China, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company; and
(c) unless expressly consented to by the Company, Director will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at the date of termination of this Agreement, or in the year preceding such termination.

2.3 The provisions provided in Article II shall be separate and severable and enforceable independently of each other and independent of any other provision of this Agreement. In the event that any provision of this Article II should be found to be void under applicable laws and regulations but would be valid if some part thereof were deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

III. TERM.
This Agreement shall remain in full force and effect until both Parties hereto agree to terminate it in writing.

IV. MISCELLANEOUS

4.1 Binding Effect. This Agreement will be binding upon and inure to the benefit of any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, company, organization or other entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR without conflicts of laws principles thereof.

4.3 Severability. In the case that any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all other oral and written agreements between the Company and the Director regarding the subject matter hereof. The Director acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

4.5 Notice. Any notice to be given under this Agreement to the Director may be served by being handed to Director personally or by being sent by recorded delivery first class post to Director at Director's usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

4.6 Headings. The headings in this Agreement are for the convenience of the Parties hereto and shall not be deemed a substantive part of this Agreement.

4.7 Amendment. No amendment to the terms of this Agreement shall be valid unless in writing and signed by both Parties hereto.

4.8 Counterparts. This Agreement may be signed in two (2) counterparts and each counterpart shall be deemed to be an original.

IN WITNESS WHEREOF this Agreement has been executed on the date first above written.

PacificNet Yueshen (Guangzhou) Technology Co., Ltd ("chinese characters here") Guangzhou Yueshen Electronic Technology Co., Ltd ("chinese characters here")


By:    /s/ Li, YanKuan                  By:    /s/ Wu, YiWen
       -----------------------------           ---------------------------------
Name:  Ms. Li, YanKuan                  Name:  Mr. Wu, YiWen
Title: President & CEO & Director       Title: Chairman


                                       20